Exhibit 10.2

MANAGEMENT AGREEMENT

This Management Agreement is made and entered into as of this 1st day of March, 2007, by and between Champion Communication Services, Inc., whose primary address is 1610 Woodstead Court, Suite 330, The Woodlands, Texas 77380 ("Licensee"), and FleetTalk Partners, Ltd., whose primary address is 710 Country Club Road, Crystal Lake, IL 60014-5609 ("Manager"). Manager and Licensee may be referred to herein individually as a "Party" and collectively as "Parties."

RECITALS

WHEREAS, Licensee is the licensee under the Federal Communications Commission (“FCC”) licenses (“Licenses”) listed on Schedule A; and

WHEREAS, pursuant to an Asset Purchase Agreement executed as of even date herewith by the Parties, Licensee has agreed to assign the Licenses to Manager and Manager has agreed to assume the Licenses from Licensee upon receipt of all requisite FCC approvals (“FCC Consent”); and

WHEREAS, Licensee desires that .Manager manage the Stations, consistent with all applicable FCC laws, rules and regulations (“Applicable Laws”), on behalf of and for the benefit of Licensee; and

WHEREAS, Manager desires to manage the Stations, consistent with all Applicable Laws, on behalf of and for the benefit of Licensee.

NOW, THEREFORE, in consideration of the premises and covenants hereinafter set forth, and for good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Recitals. The foregoing Recitals are true and correct and form a part of this Management Agreement.

2.             Definitions. The capitalized terms used, but not otherwise defined herein, shall have the meanings given to them in the Asset Purchase Agreement.

3.             Effective Date; Term. This Management Agreement will take effect on the date hereof (“Effective Date”) and will expire on the earlier of (i) the Closing on the Asset Purchase Agreement; (ii) one hundred eighty (180) days from the Effective Date (“Initial Term”); provided, however, that this Management Agreement will be renewed automatically at the end of the Initial Term for an additional one hundred eighty (180)-day term (“Renewal Term”) if not already terminated pursuant to Section 14 below, and provided that the Renewal Term does not extend beyond the term of any of the Licenses (hereinafter, the Initial Term and any Renewal Term, collectively, “Term”); or (iii) termination of this Management Agreement in accordance with Section 14 below.

4.	Obligations.

(a)           Manager’s Obligations. Consistent with the Applicable Laws, Manager will provide complete system management services on behalf of Licensee for the Stations. In carrying out these obligations, Manager shall not engage in any operational, budget, personnel or technical activities with respect to the Stations without involving Licensee in all related decision-making activities and without first obtaining Licensee’s written consent. Manager will have exclusive rights to manage the Stations during the Term. At its own expense, Manager will be totally responsible for all operational, engineering, maintenance, repair and other services needed to operate and maintain the Stations. Licensee, on the Effective Date, shall make available to Manager all equipment and information needed to manage the Stations. Notwithstanding anything to the contrary herein, the Purchased Assets shall not be conveyed by Licensee to Manager until the Closing.

(b)           Owner’s Obligations: Consistent with the Applicable Laws, Licensee, as licensee of the Stations, shall exercise complete control thereof and shall be completely responsible for their operation.

5.             Assumption of Liabilities. Neither Party is assuming or will be responsible for any of the other Party’s liabilities or obligations, including customer obligations, except as required by the FCC and this Management Agreement. Each Party will bear its own legal, accounting and brokerage expenses in connection with this Management Agreement.

6.             Compensation. As compensation for the rights and obligations granted hereunder, Licensee will pay Manager the monthly fee of ten dollars (810.00), due and payable on the first business day of each month (“Due Date”), with the first fee payment due on the first business day of the first full month following the Effective Date.

7.             Revenues and Expenses. During the Term, Manager will pay all expenses and costs of managing the Stations, including, but not limited to, any and all federal, state and local taxes related to the equipment it uses to operate the Stations, any sales or other taxes associated with providing service on the Stations, site rental, maintenance, utilities, and all other recurring and nonrecurring costs and expenses. From the Effective Date until this Management Agreement is terminated, Licensee shall not be responsible for any expenses or costs incurred to manage the Stations. Manager will be entitled to all revenue derived from the management of the Stations during the Term.

8.             Regulatory Compliance. The Parties agree and covenant to comply with all Applicable Laws, and specifically represent and agree to the following:

(a)           Licensee and Manager are familiar with the Applicable Laws regarding a wireless service licensee’s responsibility relating to the Stations, and agree to comply with all such Applicable Laws.

(b)           Neither Manager nor Licensee will represent itself as the legal representative of the other before the FCC or any party, but will cooperate with each other with respect to FCC matters concerning the Licenses or the Stations.

(c)           The Parties recognize that this Management Agreement does not constitute an assignment, sale or transfer of the Licenses.

(d)           Licensee has primary responsibility for complying and will comply at all times with the Applicable Laws. Manager will comply at all times with the Applicable Laws. This Management Agreement may be revoked, cancelled, or terminated by either party or the FCC if the other party falls to comply with any Applicable Law.

(e)           Licensee will interact with the FCC on matters regarding the Stations, and cause the preparation and submission to the FCC or any other relevant authority of all reports, filings or other documents requested by the FCC or are otherwise required of a licensee of the Stations.

(f)            Licensee will maintain on file all information relating to the Stations that must be maintained by Licensee under the Applicable Laws.

(g)           Manager will be subject to the same license use and frequency operation restrictions and Applicable Laws under the Licenses as Licensee would be, including, but not limited to restrictions and Applicable Laws pertaining to operation, interference, and safety.

(h)           If any of the Licenses is revoked or cancelled, terminated, or otherwise ceases to be in effect, Manager will have no continuing authority or right to manage the affected Stations.

9.             Covenants. During the Term: (i) Licensee will not permit any liens, encumbrances, or short space agreements to attach to the Licenses or the Stations; (ii) Neither Party shall take or omit to take any action that would result in revocation, cancellation, or termination of any of the Licenses or in the imposition by the FCC of any condition on a License that would have a Material adverse affect thereon; (iii) Manager shall cooperate with Licensee in its fulfillment of all obligations including, but not limited to, its obligations under Section 8 herein; and (iv) neither Party will take any action contrary to those permitted, or fail to take any action which would jeopardize the rights of the other Party under this Management Agreement.

10.           Representations and Warranties of Licensee. Licensee hereby represents and warrants as follows: (i) this Management Agreement constitutes the valid and binding obligation of Licensee entered into freely and in accordance with Licensee’s business judgment and is enforceable in accordance with its terms; (ii) this Management Agreement has been duly authorized and approved by all required corporate action of Licensee; (iii) neither the execution nor the delivery of this Management Agreement, nor the completion of the transaction contemplated hereby, will conflict with or result in any violation of or constitute a default under any material agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Licensee is bound; (iv) Licensee is the lawful, beneficial and exclusive licensee of the Licenses; (v) neither the Licenses nor the Stations are subject to any agreement or understanding whatsoever with any third party; (vi) the Licenses are valid and in good standing with the FCC: and (vii) there is no pending or, to the best of Licensee’s knowledge, threatened action by the FCC or any other governmental agency or third party to suspend, revoke, terminate or challenge any of the Licenses. Each of Licensee’s representations and warranties will survive the termination of this Management Agreement for a period of two (2) years,

11.           Representations and Warranties of Manager. Manager hereby represents and warrants to Licensee as follows: (i) this Management Agreement constitutes the valid and binding obligation of Manager entered into freely and in accordance with Manager’s business judgment and enforceable in accordance with its terms; (ii) this Management Agreement has been duly authorized and approved by all required action of Manager; (iii) neither the execution nor the delivery of this Management Agreement, nor the completion of the transaction contemplated hereby, will conflict with or result in any material violation of or constitute a material default under any term of the articles of incorporation or by-laws of Manager or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Manager is bound; and (iv) Manager has the requisite financial resources to accomplish the obligations set forth in this Management Agreement. Each of Manager’s representations and warranties will survive the termination of the Management Agreement for a period of two (2) years.

12.	Confidentiality and Non-Disclosure.

(a)           Confidentiality of the Terms of this Management Agreement. The terms of this Management Agreement that are not otherwise required to be disclosed to the FCC will be kept strictly confidential by the Parties and their agents, which confidentiality will survive the termination or expiration of this Management Agreement for a period of two (2) years. The Parties may make disclosures as required by law and to employees, shareholders, agents, attorneys and accountants (collectively, “Agents”), provided, however, that the Parties will cause all Agents to honor the provisions of this Section 12. The Parties will submit a confidentiality request with the FCC in the event the FCC requests a copy of this Management Agreement or any information regarding the terms thereof from either of the Parties.

(b)           Non-Disclosure of Confidential Information. It is contemplated that, during the Term, the Parties may supply and/or disclose to each other information identified as Confidential by the disclosing Party (“Information”). The Information will, during the Term and for a period of two (2) years subsequent to the termination or expiration of this Management Agreement, be kept confidential by the Parties, and not be used by the receiving Party in any way detrimental to the disclosing Party. The receiving Party will be responsible for any improper use of the Information by it or any of its employees, representatives or agents. Each person to whom such Information is properly disclosed must be advised of its confidential nature and must agree to abide by the terms of this Section 12(b).

(i)     Exclusions. The Information will not include any information which becomes published or is in the public domain by other than an unauthorized disclosure by the Parties, their employees, representatives or agents.

(ii)    Remedy for Breach. As a violation by the receiving Party of the provisions of this Section 12(b) could cause irreparable injury to disclosing Party and there may be no adequate remedy at law for such violation, the disclosing Party will have the right, in addition to any other remedies available to it at law or in equity, to enjoin the receiving Party in a court of equity from further violating the provisions.

13.	Indemnification.

(a)           Indemnification by Licensee. Licensee shall defend, indemnify and hold Manager, its officers and its directors (collectively, the “Indemnified Manager Group”) harmless from and against all direct losses, liabilities, damages, costs or expensed (including reasonable attorney’s fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of any act or omission of Licensee with respect to the transaction contemplated hereby, including, without limitation: (a) the material breach of any representation, warranty or covenant made by Licensee herein or in accord herewith; (b) any claim brought against Manager by customers, employees or agents of Licensee, or any other person or entity arising from dealings between Licensee and such entities or persons (that are not related to Licensee’s obligations under this Management Agreement) or otherwise relating to Licensee or Licensee’s business; or (c) any litigation, proceeding or governmental investigation commenced before the Effective Date arising out of the business of operating the Stations.

(b)           Indemnification by Manager. Manager shall defend, indemnify and hold Licensee, its officers and its directors (collectively, the “Indemnified Licensee Group”) harmless from and against all direct losses, liabilities, damages, costs or expenses (including reasonable attorney’s fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of any act or omission of Manager with respect to the transaction contemplated hereby, including, without limitation: (a) the material breach of any representation, warranty or covenant made by Manager herein or in accord herewith; (b) any claim brought against Licensee by customers, employees, or agents of Manager, or any other person or entity, arising from dealings between Manager and such entities or persons (that are not related to Licensee’s obligations under this Management Agreement) or otherwise relating to the management of the Stations by Manager, or (c) any litigation, proceeding or governmental investigation Commenced on or after the Effective Date arising out of the business of operating the Stations.

(c)           Notice of Claim. A Party (the “Indemnified Party”) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any claim against the Indemnified Party which might give rise to a claim by it against the Indemnifying Party based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice shall not affect the obligation of the Indemnifying Party to provide indemnification in accord with the provisions of this Section 13 unless, and only to the extent that, such Indemnifying Party is actually prejudiced thereby.

(d)           Right to Defend. In the event that any action, suit or proceeding is brought against any member of the Indemnified Manager Group or the Indemnified Licensee Group with respect to which any Party may have liability under the indemnification provisions contained herein: (a) the Indemnifying Party shall have the right, at its sole cost and expense, to defend such action in the name of or on behalf of the Indemnified Party; (b) in connection with any such action, suit or proceeding, the Parties shall render to each other such assistance as reasonably may be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; and (c) an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differing interests between such Indemnified Party and any other party represented by such counsel.

(e)           Settlement. Neither Party shall make any settlement of any claim which might give rise to liability of the other Party under the indemnification provisions contained herein without the written consent of such other Party, which consent such other Party covenants shall not be unreasonably withheld.

14.	Termination.

(a)           This Management Agreement automatically will terminate upon the earlier of: (i) termination of the Asset Purchase Agreement; (ii) the Closing; (iii) expiration of the Term; or (iv) the loss, expiration without renewal, revocation, termination or cancellation of all the Licenses.

(b)           This Management Agreement may be terminated by either Party upon material breach of the other Party after a thirty (30) day period for cure by the breaching Patty following written notice of the breach.

15.           Effect of Termination. Upon the termination of this Management Agreement, each Party will pay all of its own fees and expenses related to this Management Agreement and the transaction contemplated herein, and the Parties will have no further liability hereunder except by reason of any breach of this Management Agreement or of any representation, warranty or covenant contained herein occurring prior to the date of termination. Immediately upon termination of this Management Agreement, except termination under Section 14(a)(ii) above, Manager promptly will terminate all operation of the Stations. Any termination of this Management Agreement, however effected, will not release either Party from any liability or other consequences arising from any breach or violation by that Party of the terms of this Management Agreement prior to the effective time of the termination.

16.           Miscellaneous. This Management Agreement is the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior agreements. This Management Agreement may not be assigned to any third party or amended, and no provisions herein may be waived, without the prior written consent of both Parties. This Management Agreement may be executed in counterpart originals, in which case the effect shall be the same as if both Parties had executed the same document. Neither Party shall be liable to the other Party for any failure to perform hereunder due to a force majeure event. If any provision of this Management Agreement is determined invalid or illegal, such provision shall be fully severable, and the remainder of the Management Agreement shall remain in full force and effect. Any notice or communication must be in writing and given by depositing the same in the U.S. mail, addressed to the Party to be notified at the address first listed above, postage prepaid and registered or certified with return receipt requested or mailing the same via overnight delivery, or by delivering the same in person. The Parties agree that they shall not bind each other to any contract with third parties which might create liability in either Party for damages arising out of the transaction contemplated herein. This Management Agreement does not constitute and shall not be construed as constituting an agency, a partnership or joint venture between the Parties, and neither Party shall have the right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons. Nothing herein authorizes, or is intended to authorize, either Party to execute any document for or on behalf of the other Party. The representations, warranties, covenants and agreements made by each Party shall survive termination or expiration of this Management Agreement, and shall be fully enforceable at law or in equity against such other Party and its successors and assigns for a period of two (2) years after such termination or expiration. Time is of the essence in this Management Agreement

17.	Applicable Law; Remedies.

(a)           This Management Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to conflicts of laws rules that might require application of laws of another jurisdiction. Any suit, action, or proceeding with respect to this Management Agreement shall be brought in the courts of Harris County in the State of Texas, or in the U.S. District Court for the Southern District (Harris Division) of Texas. The Parties hereby accept the exclusive jurisdiction of those courts for the purpose of any suit, action, or proceeding brought hereunder.

(b)           All disputes under this Management Agreement, which cannot be resolved amicably, shall be submitted to binding arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be held in Houston, Texas, or in a location mutually agreed upon by the Parties. The Parties may agree on an arbitrator; otherwise, there will be a panel of three (3) arbitrators, one (1) named in writing by each Party within twenty (20) days after either Party serves a notice of arbitration on the other Party, and the third named in writing by the other two (2) arbitrators so appointed by the Parties, within ten (10) days after the two (2) arbitrators selected by the Parties are named. No person financially interested in this Management Agreement or in either Party may serve as an arbitrator. The costs of the arbitration imposed by the arbitrators and the fees of the arbitrator or arbitrators shall be assessed against the losing party to the arbitration. The decision of the arbitrator or arbitrators will be final, conclusive, and binding on both Parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction.

Except as set forth in Section 17(b) herein with respect to arbitration of any disputes, each Party acknowledges and recognizes that a violation or threatened violation of the restrictions, agreements or covenants contained herein shall cause irreparable damage to the other Party, and that the other Party shall have no adequate remedy at law for such violation or threatened violation. Notwithstanding anything to the contrary contained herein, each Party agrees that the other Party shall be entitled, in addition to any other rights or remedies it might have, to obtain specific performance or injunctive relief in order to enforce this Management Agreement or prevent a breach or further breach of any specific provision hereof, without the necessity of proving actual damages. Such right to specific performance or injunction shall be in addition to the other Party’s right to bring an action for damages or to exercise any other right or remedy available to the other Party as a result of any breach hereunder. The other Party shall be entitled to costs and expenses, including reasonable attorneys’ fees, incurred in enforcing its rights under this Management Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Management Agreement as of the date first above written.

CHAMPION COMMUNICATION SERVICES, INC.	FLEETTALK PARTNERS, LTD.
By: /s/ Albert F. Richmond Title: Chairman Date: February 13, 2007	By: /s/ Robert McGowan Title: President Date: February 13, 2007

By: /s/ Pamela R. Cooper Title: Executive Vice President Date: February 13, 2007

SCHEDULE A

LICENSES